INDEPENDENT ACCOUNTANT'S REPORT
                        -------------------------------






Board of Directors and Stockholders
SFSB Holding Company

We have reviewed the accompanying consolidated balance sheet of SFSB Holding Company and subsidiary as of June 30, 2002, and the related consolidated statements of income for the three and six-month periods ended June 30, 2002 and 2001, and the consolidated statements of cash flow and changes in stockholders' equity for the six month period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical and procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated March 1, 2002 we expressed an unqualified opinion on those consolidated financial statements.


/s/ S.R. Snodgrass, A.C.

Wexford, PA
August 9, 2002